BNY MELLON ETF INVESTMENT ADVISER, LLC
FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, is made this 4 of August, 2023, by and among Sierra Investment Management, Inc. ("Sierra"), as an advisor to the registrant identified on Schedule A, each registrant identified on Schedule A (each, an "Acquiring Trust"), on behalf of itself and its current and future series identified on Schedule A, severally and not jointly (each, an "Acquiring Fund" and collectively, the "Acquiring Funds"), and each registrant identified on Schedule B (each, an "Acquired Trust"), on behalf of itself and its respective series identified on Schedule B, severally and not jointly (each, an "Acquired Fund" and collectively the "Acquired Funds" and together with the Acquiring Funds, the "Funds"), and shall become effective on 4 August, 2023 (the "Effective Date").

WHEREAS, each Acquired Trust and Acquiring Trust is registered with the U.S. Securities and Exchange Commission ("SEC") as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, Section 12(d)(l)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section

12(d)(l)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule l2(d)(1)-4 under the 1940 Act (the "Rule") permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(l) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more

Acquired Funds in excess of the limitations of Section 12(d)(l)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and additional terms of investment as provided in the Agreement.

1. Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund's investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund's registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(ii) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests over multiple days or to provide advance notification of redemption requests to the Acquired Funds whenever practicable and consistent with the Acquiring Fund's best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Fund's investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2. Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3. Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4. Indemnification

(a) Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions ("Claims") asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.

(b) Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its directors or trustees, officers, employees or agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

(c) Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual series of the Acquiring funds or Acquired Funds that are involved in the matter in controversy and not to any other series.

5. Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail or electronic mail to the address for each party specified below or to such other person as such party may designate for receipt of such notice.

If to Sierra, an Acquiring Trust or an Acquiring Fund:

Douglas A. Loeffler
Executive Vice President
Sierra Investment Management, Inc.
3420 Ocean Park Blvd., Suite 3060
E-mail: doug.loeffler@sierrainvestment.com

With a copy to:

Northern Lights Fund Trust
c/o Ultimus Solutions

Attn: Legal Department

80 Arkay Drive, Suite 110

Hauppage. NY 11788

Telephone: (631) 470-2600

If to an Acquired Trust or an Acquired Fund:

Deirdre Cunnane
BNY Mellon ETF Investment Adviser, LLC
240 Greenwich Street
New York, New York 10286
E-mail: Deirdre.Cunnane@bnymellon.com

With a copy to:

N/A

6. Term and Termination; Assignment; Amendment

(a) This Agreement shall be effective for the duration of the Acquired Funds' and/or the Acquiring Funds' reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. Whi le the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days' notice to the other party. This Agreement may be terminated with respect to one or more Acquiring Trust, Acquiring Fund, Acquired Trust or Acquired Fund, and remain effective with respect to the remaining Acquiring Trusts, Acquiring Funds, Acquired Trusts or Acquired Funds subject to this Agreement. Upon termination of this Agreement, the Acquiring Funds may not purchase additional shares of the Acquired Funds beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c) This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.

(d) Other than as set forth in Section 7 below and with respect to notice information, this

Agreement may be amended only by a writing that is signed by each party.

7. Additional Acquiring Funds and Acquired Funds

In the event that an Acquiring Trust or an Acquired Trust wishes to include one or more series in addition to those originally set forth on Schedules A and B, respectively, the relevant party shall so notify the other party in writing, and, if the other party agrees in writing, such series shall hereunder become an Acquiring Fund or Acquired Fund, as the case may be, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.

8. Miscellaneous

(a) All representations, warranties, covenants, acknowledgements or other agreements set forth in this Agreement made by an Acquiring Fund or an Acquired Fund that is a series shall be considered to be made by the Acquiring Trust, on behalf of the Acquiring Fund, or the Acquired Trust, on behalf of the Acquired Fund, as appropriate.

(b) This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(c) If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(d) This Agreement will be governed by the laws of the State of New York without regard to its choice of law principles.

(e) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Funds that are involved in the matter in controversy and not to any other series of the Acquiring Trust.

(e) In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Funds that are involved in the matter in controversy and not to any other series of the Acquired Trust.

(f) The parties are hereby put on notice that no director/trustee, officer, employee, agent, employee or shareholder of the Funds shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable Funds.

(g) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

9. Termination of Prior Agreements.

The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between an Acquiring Fund and an Acquired Fund that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to permit investments beyond the statutory limits of Section 12(d)(l) of the 1940 Act (the "Prior Section 12 Agreements"). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements as of the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Sierra Investment Management, Inc.

Name: Douglas A. Loeffler

Title: Executive Vice President

Northern Lights Fund Trust, on behalf of itself and the Acquiring Funds listed on Schedule A, Severally and Not Jointly

_

_________________

Name: Stephanie Shearer

Title: Secretary

BNY Mellon ETF Trust, on behalf of itself and its respective Acquired

Funds listed on Schedule B, Severally and Not Jointly

_________________

Name: James Windels

Title: Treasurer

SCHEDULE A

Acquiring Trusts and Acquiring Funds

Acquiring Trusts	Acquiring Funds
Northern Lights Fund Trust	Sierra Tactical All Asset Fund
Sierra Tactical Bond Fund
SIerra Tactical Core Income Fund
Sierra Tactical Municipal Fund
Sierra Tactical Risk Spectrum 30 Fund
Sierra Tactical Risk Spectrum 50 Fund
Sierra Tactical Risk Spectrum 70 Fund

SCHEDULE B

Acquired Trusts and Acquired Funds

Acquiring Trusts	Acquiring Funds
BNY Mellon ETF Trust	BNY Mellon High Yield Beta ETF
BNY Mellon Concentrated International ETF
BNY Mellon Global Infrastructure Income ETF
BNY Mellon Core Bond ETF